Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ONE EQUITY PARTNERS OPEN WATER I CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

ONE EQUITY PARTNERS OPEN WATER I CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “One Equity Partners Open Water I Corp.”

2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 1, 2020 (the “Original Certificate”).

3.	An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2021 (the “Amended and Restated Certificate of Incorporation”).

4.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

5.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of sixty five percent (65%) of the Common Stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.	The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a)            Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

7.             The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

(e)            If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

8.             Section 9.2(f) of Article IX is hereby deleted in its entirety.

9.             The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (i) that would affect the substance or timing of the Corporation’s obligation to provide Public Stockholders the right to have their shares of Class A Common Stock redeemed in connection with an initial Business Combination or  redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by December 8, 2022 or (ii) with respect to any other provisions relating to the rights of holders of the Class A Common Stock, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate to be signed by its Chief Executive Officer this 1st day of December, 2022.

ONE EQUITY PARTNERS OPEN WATER I CORP.

/s/ R. Todd Bradley
R. Todd Bradley
Chief Executive Officer and
Co-Chairman of the Board of Directors

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